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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           DELL COMPUTER CORPORATION


Dell Computer Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation (the "Board"), acting at a meeting duly called and held on April 30, 1992, did duly consent to, approve and adopt the following resolution:

                     RESOLVED, that the Board recommends to the Shareholders an increase in the number of shares of Common Stock (par value $.01) which the Company has authority to issue from fifty million shares to one hundred million shares.

SECOND: The stockholders of the Corporation, acting at the Corporation's Annual Meeting of Stockholders duly called and held on June 18, 1992, did duly consent to, approve and adopt the aforementioned amendment to the Certificate of Incorporation of the Corporation in the following form:

                     Article Fourth of the Certificate of Incorporation as amended shall read in its entirety as follows:

                             "FOURTH: The total number of shares of capital stock of the Corporation shall be one hundred five million (105,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and one hundred million (100,000,000) shares of Common Stock, of the par value of $0.01 per share."

THIRD: The aforesaid amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.





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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on its behalf by Michael S. Dell, the Chairman of its Board of Directors and its Chief Executive Officer, and attested to by Richard E. Salwen, its Secretary, this 19th day of June, 1992.

                                      Dell Computer Corporation


                                      By: /s/ MICHAEL S. DELL
                                          -------------------------------------
                                      Michael S. Dell, Chairman of the Board
                                      and Chief Executive Officer


Attest:


/s/ RICHARD E. SALWEN
-----------------------------
Richard E. Salwen, Secretary





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